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                                                                   Exhibit 10.12



         THIS AGREEMENT is entered into this        day of February, 2001.

BY AND BETWEEN:

                  SMD PABLO ENTERTAINMENT, a corporation incorporated pursuant to the Laws of Island of Antigua, with its registered offices in Antigua;

                  (hereinafter referred to as "SMD")

                                                               OF THE FIRST PART
                  AND

                  PLAYSTAR CORPORATION, a corporation incorporated pursuant to the Laws of the Island of Antigua with its registered offices in St. John's Antigua, West Indies;

                  (hereinafter referred to as "Playstar" )

                                                              OF THE SECOND PART

         WHEREAS Playstar wishes to purchase the web site Questforcash.com URL from SMD;

         AND WHEREAS Playstar wishes to purchase from SMD the software necessary for the creation of an Internet game show using the Questforcash.com web address;

         AND WHEREAS SMD agrees to develop a software program for an Internet Game Show using the Questforcash.com web address;

         AND WHEREAS Playstar shall own all rights to the software program for the Internet Game Show using the Questforcash.com web address;

         NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the Parties agree as follows:

A.       GENERAL PROVISIONS

1.       Definitions

1.0 "Software Program" shall mean a licensed data processing program or micro program consisting of a series or sequence of signals, or instructions, statements or fonts stored on any media in machine readable form, and any related licensed materials such as, but not limited to, graphics, flow charts, logic diagrams, manuals, and listing created by SMD for use in connection with an Internet Game Show to be used on the Questforcash.com web address more particularly described herein.


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1.1      "Hardware" shall mean all the necessary computers, routers, cabling, monitors, hard drives, back-up systems, and other equipment recommended by SMD and mutually agreed upon between the parties hereto.

1.2 "Game Show" shall mean the Internet Game Show "Questforcash" which shall be played using the Software Program on the web site Questforcash.com as available from time to time.

1.3 "Customer Information" shall mean all data collected and stored on customers including, without limiting the generality of the foregoing, name, address, phone and fax number, e-mail address, credit card numbers and expiration dates or information on other types of payments, amounts collected and frequency of prize winnings.

1.4 "Confidential Information" shall mean material in the possession of Playstar which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, including, without limitation, all financial business and personal data relating to Playstar clients, any non-public information about affiliates, subsidiaries, consultants and employees of Playstar or its affiliates, business and marketing plans, strategies and methods, studies, charts, plans, tables and compilations of business industrial information, computer software and computer technology whether patentable, copyrightable or not, which is acquired or developed by or on behalf of Playstar or its affiliates from time to time.

1.5 "Net Revenue" for the purposes of this Agreement, Net Revenue is defined as the total gross collected by Playstar through the Questforcash.com web site, less monies paid out in prizes, less operating expenses.

1.6      "Parties" shall mean the SMD and Playstar.

B.       SOFTWARE PROGRAM AND QUESTFORCASH.COM WEB SITE

2.       Questforcash

2.0 SMD shall create and provide a completed and fully integrated high quality Software Program ("Questforcash ") designed to successfully operate an Internet Game Show for use on the web site Questforcash.com for Playstar.

2.1 The Questforcash Software Program developed hereunder and all source codes related thereto shall become and remain the property of Playstar with full right, and title thereto.

2.2 SMD hereby transfers all of its right title and interest in the Web Site Questforcash.com which Web Site has already been established and is fully




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         operational to Playstar.

2.3 SMD further transfers to Playstar all of its right title and interest in the Software Program, which program is to be developed for the Internet Game Show Questforcash on the Web Site already established as Questforcash.com.

2.4 The Parties agree that all material costs of the development of the Questforcash Software Program and the operation of the web site Questforcash.com shall be the sole responsibility of Playstar from the date of execution of this Agreement.

3.       Consideration

3.0 Subject to the performance by SMD of its obligations under Article 2 herein, Playstar shall provide to SMD with One Million (1,000,000) free trading shares of Playstar, upon completion of the transfer of the Web Site and Software Program to Playstar.

3.1 SMD of Antigua agrees to make every effort to aid Playstar in the development of this Game Show concept.

3.2 SMD shall be entitled to receive, in return for the management services provided herein fifteen percent (15%) of the Net Revenue payable on a monthly basis.

3.3 Playstar shall supply the Hardware necessary to run Questforcash Software Program;

3.4 Either Party may cancel the Management Services of the Questforcash.com web site upon ninety (90) days written notice to the other party, no sooner than three (3) months from the launch of the site. In the event of termination, Playstar shall be responsible for all outstanding player accounts.

4.       Warranty

4.0 Playstar warrants and represents that the Questforcash Software Program developed by SMD will be operational no later than twelve (12) months from the execution of this Agreement.

5.       Indemnification

5.0 SMD acknowledges and agrees that neither Playstar nor any of its members, shareholders, directors, officers, employees or representatives shall be liable to SMD or any of SMD's customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with this Agreement, the services or the Hardware or any other information, material or services provided by Playstar to SMD under this Agreement. If, despite the foregoing limitations, Playstar or any of its shareholders, directors, officers, employees or representatives are held responsible by any court of



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         competent jurisdiction then their damages for all such things and to all such parties will be limited to the lesser of the actual amount of loss or damage suffered by the Claimant or the amount of SMD's fees payable by SMD to Playstar for the six months prior to the loss.

5.1 SMD shall indemnify and save harmless Playstar and its members, shareholders, directors, officers, employees, agents, contractors, representatives, parent company, or subsidiaries (together, the "Indemnified Parties") from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded asserted or claimed against any of the Indemnified parties by any licensing or government agency who licenses, regulates, or otherwise governs the licensing or use of Internet gambling in connection with SMD's activities under this Agreement, including claims brought by a person using or relying upon any advice given or publication produced and distributed by SMD.

5.2 SMD acknowledges that Playstar's ability to perform its obligations under this Agreement are subject to government licensing in whatever jurisdiction SMD may choose to operate. Playstar shall not be held liable for any damages of any kind whatsoever that may result from changes in government legislation or policy.

5.3 Neither Party shall be held responsible for failure of performance of Agreement due to causes beyond its control, including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, acts of god, and similar occurrences.

6.       Term and Termination

6.0 This Agreement shall commence and be deemed effective on the date when fully executed (the "Effective Date"). This Agreement is in effect for the life of the Web Site and in any event no less than five (5) years from the Effective Date hereof.

6.1 Playstar may terminate this Agreement at any time upon fifteen (15) days written notice if SMD becomes bankrupt or insolvent or ceases carrying on business for any reason.

6.2 SMD may terminate this Agreement at any time upon fifteen (15) days notice if Playstar becomes bankrupt or insolvent or ceases carrying on business for any reason.

7.       Accounting

7.0 Playstar shall maintain records of all transactions and wagers placed on the Web Site.



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7.1      No fees are payable for regular accounting information provided to SMD for the purpose of calculating Net Revenue.

7.2 Playstar shall provide weekly interim accounting reports, and as requested from time to time. The weekly interim accounting records shall be delivered either by facsimile or by e-mail.

7.3 SMD shall have the right to utilize the accounting information for statistical and reporting purposes provided specific information about Playstar and its individual customers is not disclosed.

7.4 Playstar shall archive and maintain the accounting information for a prior period of two (2) fiscal years on a continuing basis.

7.5 SMD shall be given thirty days written notice prior to the destruction of any accounting information. SMD may choose to archive information about to be destroyed, at its own facilities.

8.       Customer Data

8.0      Playstar shall maintain a database containing the Customer Information.

8.1      The Customer Information shall remain the property of Playstar.

8.2 SMD and its related parties will treat this "customer information" as confidential information and will not disclose this information to any third party for any reason whatsoever.

C.       OBLIGATIONS OF THE PARTIES

9.       Marketing

9.0 Playstar shall be responsible for marketing all aspects (both online and offline) of the development and on-going operation of the Internet Game Show, including but not limited to: design, strategic planning, advertising campaigns, affiliate programs, customer reward programs. All direct costs of Marketing shall be borne and will be an expense of the operation of the Playstar. SMD to supply marketing help wherever possible.

10.      The Web Site

10.0 If requested, Playstar shall construct and maintain any and all additional Web Sites they deem necessary for the marketing of the Software Program. All work done to build additional web sites shall be borne by Playstar.



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10.1     After the first Web Site is created by SMD, SMD shall not in any way be responsible for the design of the Web Sites utilized by Playstar.

11.      Representations and Warranties

11.0 Each of the parties hereto hereby represents and warrants unto each other as follows:

11.1 It has full power, authority and legal right to incur the obligations provided for in this Agreement, to execute and delivery this Agreement, to perform and observe the terms and provisions hereof and has the corporate power and authority, and the requisite licenses to own its properties as now owned and operated.

11.2 This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof.

11.3 The execution, delivery and performance of this Agreement have been duly authorized by all necessary action, corporate or otherwise, on the part of such Party.

11.4 The execution, delivery and performance of this Agreement will not violate or exceed the power of such Party, or contravene (i) any provision of any applicable law, regulation, decree or order to which such Party is subject; (ii) any provision of the memorandum and article of association, charter or constitutive documents of such party; or
         (iii) any provision of any contract or agreement to which such Party is a party, or under which it or its assets is found.

11.5 All authorizations, consents, permits approvals and licenses required for the execution, delivery and performance of this Agreement have been or will be duly obtained or granted and are or will be in full force and effect.

11.6 Any material breach of the Representations and Warranties shall be considered a breach of this Agreement entitling the aggrieved party to whatever remedies provided under this contract.

D.       STANDARD CLAUSES

12.      Confidentiality

12.0 SMD shall not disclose, publish, or disseminate Confidential Information to anyone other than those of its employees, affiliates or others with a need to know, and SMD agrees to take reasonable precautions to prevent any unauthorized use,




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         disclosure, publication, or dissemination of Confidential Information.
         SMD agrees not to use Confidential Information otherwise for its own or any third party's benefit without the prior approval of an authorized representative of Playstar in each instance. SMD and Playstar agree to keep the existence of this Agreement confidential and not to make any public announcement in relation to, or public comment on, this agreement unless such public announcement or comment has been mutually agreed upon.

12.1 All Confidential Information, and any Derivatives thereof created by Playstar; remains the property of Playstar and no license or other rights to Confidential information is granted or implied hereby. For purposes of this Agreement, "Derivatives" shall mean: (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

13.      Notices

13.0 Unless otherwise provided in Agreement, any notice provided for under Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile and/or e-mail with an original signed copy delivered personally within twenty-four hours thereafter, or mailed by prepaid registered post addressed to SMD and/or Playstar at their respective addresses set forth below or at such other than current address as is specified by notice.

         To: SMD:



         To: Playstar:                      Mutual Financial Centre Factory Road
                                            St. John's Antigua
                                            P.O. Box w 1584, Woods Centre
                                            Antigua, WI


14.      Entire Agreement

14.0 The Parties agree that Agreement, constitute the complete and exclusive statement of the terms and conditions between SMD and Playstar covering the performance hereof and cannot be altered, amended or modified except in writing executed by an authorized representative of each party. SMD further agrees that any terms and conditions of any purchase order or other instrument issued by SMD in




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         connection with Agreement which are in addition or inconsistent with the terms and conditions of Agreement shall not be binding on Playstar and/or on SMD and shall not apply to Agreement.

15.      Governing Law and Arbitration

15.0 This Agreement shall be governed by and construed in accordance with the laws of the Island of Antigua, and SMD hereby attorns to the jurisdiction of the courts of Antigua notwithstanding any other provision expressed or implied in the Agreement. Any dispute in connection with Agreement shall be settled by arbitration in accordance with any Arbitration Act agreed upon between the parties; provided, however, should any dispute arise under Agreement, the parties shall endeavor to settle such dispute amicably between themselves. In the event that the parties fail to agree upon an amicable solution, such dispute shall be finally determined by arbitration as aforesaid.

16.      Good Faith

16.0 The parties acknowledge to one another that each respectively intends to perform its obligations as specified in Agreement in good faith and will mutually assist and support each other and its consultants in the development of the multi-entertainment Internet Game Show in the interest of helping to maximize is over success.

17.      Parties to Act Reasonably

17.0 The parties agree to act reasonably in exercising any discretion, judgment, approval or extension of time that may be required to effect the purpose and intent of Agreement. Whenever the approval or consent of a party is required under Agreement, such consent shall not be unreasonably withheld or delayed.

18.      Time

18.0     Time is of the essence.


19.      Number and Gender

19.0 In this Agreement the use of the singular number includes the plural and vice versa the use of any gender includes all genders, and the word "person" includes an individual, a trust, a partnership, a body corporate and politic, and association and any other incorporated or unincorporated organization or entity.

20.      Captions

20.0 Captions or descriptive words at the commencement of the various sections are




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         inserted only for convenience and are in no way to be construed as a part of Agreement or as a limitation upon the scope of the particular section to which they refer.

21.      Benefit

21.0 This Agreement shall enure to the benefit of and be binding upon SMD, its successors and permitted assigns.

22.      Waiver

22.0 No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto, at any time or times with respect to any covenants or conditions herein contained, shall operate as a waiver of that party's rights hereunder with respect to any continuing or subsequent default, breach or non-observance, and no waiver shall be inferred from or implied by any failure to exercise any rights by the party having those rights.

23.      Further Assurances

23.0 Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of Agreement.

24.      Cumulative Rights

24.0 All rights and remedies of Playstar and SMD are cumulative and are in addition to and shall not be deemed to exclude any other rights or remedies allowed by law except as specifically limited hereby. All rights and remedies may be exercised concurrently.

25.      Prior Agreements

25.0 Except as specifically provided for herein, this Agreement contains all of the terms agreed upon by the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings with respect thereto, whether oral or written.

26.      Severability

26.0 If any part of Agreement is unenforceable because of any rule of law or public policy, such unenforceable provision shall be severed from Agreement, and this severance shall not affect the remainder of Agreement.

27.      No Partnership



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27.0     Notwithstanding anything in this Agreement, no part of this Agreement, nor the Agreement as a whole shall be construed as creating a partnership or agency relationship between the parties. If any part of this Agreement should become construed as forming a partnership or agency relationship, that part shall be amended such that no partnership or agency relationship is created, but that part achieves what it was originally intended to achieve.

28.      Dollar Amounts

28.0 All references to money or specific dollar amounts in this Agreement are in United States Dollars.

29.      Interpretation

29.0 In the interpretation of this Agreement or any provision hereof, no inference shall be drawn in favour of or against any Party by virtue of the fact that one party or its agents may have drafted this Agreement or such provision. Notwithstanding the above, if there is any uncertainty in the interpretation of this Agreement, the uncertainty arising in dispute shall be settled by arbitration in accordance with
         Section 20.0 (entitled "Governing Law and Arbitration") of this Agreement.


         IN WITNESS WHEREOF the parties have executed Agreement on the date first written.


                                        SMD PABLO ENTERTAINMENT


                                        Per:  /s/  Michael Smoskowitz
                                             -----------------------------------
                                              Authorized Signing Officer


                                        PLAYSTAR CORPORATION


                                        Per:  /s/ Richard Levenstein
                                             -----------------------------------
                                              Authorized Signing Officer






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